EXHIBIT 15                 Letter from KPMG LLP, independent registered public accounting firm, re unaudited interim financial information

October 24, 2019

T. Rowe Price Group, Inc.
Baltimore, Maryland

Re: Registration Statements on Form S-8: No. 33-7012, No. 333-59714, No. 333-120882, No. 333-120883, No. 333-142092, No. 333-167317, No. 333-180904, No. 333-199560, No. 333-212705 , and 333-217483.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated October 24, 2019 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Baltimore, Maryland